Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-1 (File No. 333-203994) of Aspirity Holdings, LLC of our report dated April 15, 2016, relating to the consolidated financial statements, which appears in this annual report on Form 10-K for the year ended December 31, 2015.

/s/ BAKER TILLY VIRCHOW KRAUSE, LLP

Minneapolis, Minnesota

April 15, 2016